Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and are replaced herein by ***. The omitted material has been filed separately with the Securities and Exchange Commission.

                                     MARVEL

                                  DEAL CONCEPTS

I. PROJECT DESCRIPTION

     MCA is developing a complete destination resort on approximately 800 acres owned by it and a partner in Orlando, Florida, on which Universal Studios
     Florida is located and attracted approximately 7 million visitors in 1992.

     When completed, as presently planned the resort will consist of the existing theme park and HARD ROCK CAFE, plus a second gated theme park
     ("THE SECOND GATE"), four highly themed hotels totalling 4,000 rooms, a themed entertainment and shopping complex, as well as a golf course, tennis club and spa. It is contemplated that the total cost of building out these facilities over the next decade will be approximately $3 billion. The total complex is hereafter referred to as "Universal City Florida".

     THE SECOND GATE will be similar in size, quality and originality to
     Universal Studios Florida and is expected to generate even greater attendance, stay time and visitor expenditures given the unique appeal of the park and the synergies which will arise from the total destination resort

     concept. A theme park with anticipated initial attendance of five million visitors per year which is essentially comparable in size, quality and per capita expenditure to the present Universal Studios Florida is hereafter referred to as a "Universal Theme Park". As with Universal Studios Florida,
     Steven Spielberg will play a major role as creative consultant in the development of THE SECOND GATE at the Universal Theme Park (Orlando).

     A. DEVELOPMENT OF THE MARVEL UNIVERSE

          As part of THE SECOND GATE, within a separate environment designated under the banner of THE MARVEL UNIVERSE (or similar designation approved by Marvel) MCA will construct a complex of attractions, stores and food venues heavily themed around the Marvel properties.
          Marvel hereby grants MCA a license to use Marvel's characters for the purposes, on the terms and to the extent set forth herein.

          In developing and implementing THE MARVEL UNIVERSE, MCA will follow and be consistent with The Official Handbook of The Marvel Universe,
          Marvel's Style Guide and such other descriptive design/style materials as may be provided by Marvel. This Marvel-themed complex would be designed in coordination with Marvel, and all major elements and themes would be subject to Marvel's reasonable approval. As set forth in Section IV(A)(1)

          any use of non-Marvel characters within THE MARVEL UNIVERSE (whether or not as a major element) will be subject to Marvel's approval. The completed cost of this Marvel-oriented complex (design and construction, including reasonably allocated infrastructure) would be approximately $***.

     B. MARKETING OF THE MARVEL UNIVERSE

          In marketing THE SECOND GATE, MCA will see to it that Marvel is a significant focus of its marketing efforts, and that Marvel elements are included in at least $100 million of fair value of advertising, publicity, brochures, joint promotions, or other marketing exposure relating to THE SECOND GATE (which may include other elements of
          Universal City Florida) during the initial two years of operation
          (plus the pre-opening period). During the subsequent five year period,
          Marvel elements will be included in at least 20% of the value of the marketing exposure of the Universal Theme Park (Orlando) and thereafter in at least $*** per year relating to THE SECOND GATE at the Universal Theme Park (Orlando) (which may include other elements of Universal City Florida).

          Marvel shall have a reasonable right of advance approval relating to the use of its trademarks in connection with any such advertising, publicity, brochures, promotions or

          other marketing efforts by MCA. Once particular artwork has been approved by Marvel, MCA may continue to use such artwork unless notified to the contrary by Marvel.

          Permitted marketing efforts shall include joint promotions and corporate sponsorships, so long as it is clear that what is being marketed is THE SECOND GATE or THE MARVEL UNIVERSE, or specific elements of THE MARVEL UNIVERSE, as opposed to the Marvel name or characters themselves apart from the theme park, and in no event will the Marvel elements, in the aggregate, be more than ***% of an overall
          MCA third party promotion.

          Any Corporate Sponsorship shall require Marvel's approval, as will any joint promotion in which MCA receives cash or other consideration
          (including items of value) other than free media inclusion. As to MCA joint promotions in which MCA does not receive cash or other consideration, Marvel shall have the right to notify MCA from time to time of significant promotional arrangements it has made or are in serious negotiations with third parties which might conflict with unannounced MCA joint promotions. Thereafter any MCA proposed joint promotion (in which MCA receives no consideration) involving a competing product or entity in the territory covered by a Marvel promotion contained in such notice(s) shall require Marvel's approval.

II. PROCEEDING TO COMPLETION OF THE MARVEL UNIVERSE

     A.   Upon execution of this agreement, MCA will pay Marvel $*** in consideration of entering into this exclusive relationship.

          Concurrently, MCA will commence designing THE MARVEL UNIVERSE, and will work diligently (including meeting the requirements set forth in subsection II(B) below) to complete its design and construction as part of its overall plans for the initial opening content of THE
          SECOND GATE. At the end of each year prior to the opening of any THE
          MARVEL UNIVERSE the President of MCA shall deliver a letter to Marvel affirming the intention of MCA to complete construction and open THE
          MARVEL UNIVERSE by the required deadline stated herein, and informing
          Marvel in general terms of the progress to date, including a statement of the expenditures in such year discussed in the next paragraph.

          To further this goal, MCA will expend at least $***/year on a cumulative basis (allowing carry forward) on design and construction of THE MARVEL UNIVERSE over the next three years.

          MCA's rights under this agreement will terminate if THE MARVEL
          UNIVERSE does not open within six months of the opening of THE SECOND
          GATE (with further extensions of up to one year for clear-cut force majeure events such as major fires or other destructive events), with an outside date for opening THE MARVEL UNIVERSE of 2001 (with similar extensions of up to one year for clear-cut force majeure events). In no event shall MCA have any rights under this Agreement if both the
          Second Gate and The Marvel Universe at Universal City Florida have not opened by December 31, 2002.

     B.   Further, MCA's right to proceed to open THE MARVEL UNIVERSE at THE
          SECOND GATE shall lapse under the following circumstances:

          1.   MCA shall fail to accomplish any of the following benchmarks:

               (a)  Securing all significant governmental approvals to utilize the site of THE SECOND GATE by December 31, 1998.

               (b)  Commence construction of THE SECOND GATE by December 31,
                    1999.

               (c)  Commence construction of THE MARVEL UNIVERSE by December 31,
                    2000.

          2.   In the event THE MARVEL UNIVERSE as part of THE SECOND GATE has not opened by December 31, 1998 and MCA shall fail to pay to
               Marvel an additional option fee in the amount of $*** on each subsequent January 1st that THE MARVEL UNIVERSE is not open to the public.

III. TERM

     Once THE MARVEL UNIVERSE opens within the above time period, the term of this agreement shall continue for so long as a THE MARVEL UNIVERSE shall remain open (and operated consistent with the standards of the next paragraph below) at any Universal Theme Park (allowing for temporary closures for force majeure events or refurbishment/maintenance provided they are being diligently pursued), except for termination for material breach (with written notice and a reasonable opportunity to cure).

     Each THE MARVEL UNIVERSE shall be operated and maintained in a first class manner consistent with the highest standards of the theme park industry and shall be deemed "open" only when operated in such manner (subject to temporary closures for force majeure events as described in the prior paragraph).

     At such time as any THE MARVEL UNIVERSE is no longer open at a particular
     Universal Theme Park, all exclusivity and marketing rights acquired by MCA as a result of the opening of such THE MARVEL UNIVERSE at such Universal
     Theme Park, as set forth in Section IV below, shall terminate and this
     Agreement shall thereafter be construed as if the notice of intent to open
     THE MARVEL UNIVERSE had not been given by MCA.

IV. EXCLUSIVITY

     A.   Exclusivity of Marvel Characters Within THE MARVEL UNIVERSE:

          1.   Within THE SECOND GATE, the Marvel Characters will be primarily utilized as part of THE MARVEL UNIVERSE, although they may also be used throughout THE SECOND GATE as strollers or featured elements in stores, restaurants, and the like (subject to
               Marvel's reasonable approval). Within THE MARVEL UNIVERSE, the use of any non-Marvel characters will be subject to Marvel's approval.

     B.   Other Theme Parks

          1.   MCA (or an MCA "Corporately Related Company" (defined below)), shall have an option to utilize the Marvel characters in THE
               SECOND GATE of the

               Universal Theme Park (Orlando) and an exclusive world-wide option to utilize the Marvel characters in additional THE MARVEL
               UNIVERSES in any other Universal Theme Parks, which initial option must be exercised during the two year period beginning on the date of the opening of THE MARVEL UNIVERSE in the Universal
               Theme Park (Orlando). The present inventory of the Marvel
               characters is set forth in the schedule to be attached or
               provided by Marvel promptly after execution hereof, plus any characters developed or acquired or licensed in the future by
               Marvel which (x) are marketed under the Marvel "Banner" or (y)
               were previously marketed under the Marvel "Banner" during the term hereof and are subsequently marketed under the "Banner" of a
               Marvel Related Company (defined below). Any characters which are licensed to Marvel by third parties subject to terms which require Marvel to pay a license fee based on revenues or which do not permit sublicensing may be excluded, at Marvel's option, in the foregoing grant.

               a.   After such 2 year period, MCA's exclusive rights will be
                    subject to "shrinkage" or "expansion" as follows:

                    1.   If no action is taken by MCA, such exclusivity shall be
                         limited as follows:

                         i.   East of The Mississippi - any other theme park is
                              limited to using characters not currently being
                              used by MCA at the time such other license is
                              granted. [For purpose of this subsection and
                              subsection iv, a character is "being used by MCA"
                              if (x) it or another character of the same
                              "family" (e.g., any member of THE FANTASTIC FOUR,
                              THE AVENGERS or villains associated with a hero
                              being used) is more than an incidental element of
                              an attraction, is presented as a costumed
                              character, or is more than an incidental element
                              of the theming of a retail store or food facility;
                              and, (y) in addition, if such character or another
                              character from the same "family" is an element in
                              any MCA marketing during the previous year. Any
                              character who is only used as a costume character
                              will not be considered to be "being

                                       10

                              used by MCA" unless it appears as more than an
                              incidental element in MCA's marketing.]

                         ii.  West of The Mississippi - any other theme park may
                              use any Marvel characters whether or not used by
                              MCA.

                         iii. East or West of The Mississippi - permitted uses
                              shall be limited to the use of specific Marvel
                              characters and Marvel may not permit a licensee to
                              use the name "Marvel" as part of the attraction
                              name or marketing.

                         iv.  East or West of The Mississippi - The foregoing
                              permitted uses will be subject to the following
                              marketing restrictions:

                              (a)  If the particular character is used by MCA
                                   (as defined above), such character will not
                                   be advertised or promoted East of The
                                   Mississippi, except by means of national
                                   Network buys

                                       11

                                   of television, within printed materials such
                                   as brochures, or by print advertisements in
                                   periodicals directed to readers more than 300
                                   miles from Orlando; and with regard to any of
                                   the foregoing permitted marketing, if the
                                   marketing is for a group of theme parks
                                   located both East and West of The
                                   Mississippi, the marketing shall make
                                   abundantly clear that the character only
                                   appears in the parks West of The Mississippi
                                   and shall not be subject to confusion on such
                                   point (such as would occur by visual
                                   inclusion of the character in a generic,
                                   multipark advertisement subject to a small
                                   print explanation of the parks where the
                                   character is present).

                              (b)  If the particular character is not used by
                                   MCA, such character will not be advertised or

                                       12

                                   promoted by means of (x) spot television
                                   buys, billboards, personal appearances, or
                                   print advertisements which are (y) viewed,
                                   located or primarily directed to persons
                                   within 300 miles of Orlando. In other words,
                                   regional (i.e. covering a multi-state
                                   geographic region) or national television or
                                   print media buys, or brochures would not be
                                   prohibited within such 300 mile radius.

                    2.   Within 2 years after opening of THE MARVEL UNIVERSE in
                         Orlando, MCA may retain its worldwide exclusivity for
                         up to 5 additional years by designating another
                         location where it intends to develop THE MARVEL
                         UNIVERSE as part of a theme park, and by paying an
                         option fee of $*** per year. Provided such second theme
                         park opens within such 5 year period, MCA shall
                         maintain worldwide exclusivity for an additional two
                         year period after such opening, and thereafter

                                       13

                         its rights will be subject to the "shrinkage" or
                         "expansion" concept described above (in the manner
                         described below).

                         As used throughout this agreement, any subsequent THE
                         MARVEL UNIVERSE must cost at least $*** (calculated in
                         the manner described previously), must appear in a
                         Universal Theme Park, and Marvel's representation
                         therein will be of at least comparable proportion and
                         like quality to its representation (including as to the
                         retail exposure and promotional efforts of MCA) within
                         THE SECOND GATE at Universal City Florida.

                         i.   With regard to the second and subsequent Universal
                              Theme Parks in the areas specified below, MCA's
                              exclusivity shall be as follows:

                              a.   Second U.S. Park - all of U.S.

                              b.   Any of Japan, Hong Kong, the Philippines,
                                   Singapore, Malaysia, Indonesia, Mainland

                                       14

                                   China, Taiwan, North or South Korea, Vietnam,
                                   or Thailand, exclusivity will apply to all
                                   others.

                              c.   Europe Park - all Europe, including Turkey,
                                   but excluding any areas that were part of the
                                   former USSR.

                         ii.  With regard to subsequent Universal Theme Parks in
                              areas other than as described in (i) above, the
                              parties will in good faith agree upon comparable
                              geographic provisions to the "East of the
                              Mississippi" provisions applicable to the Orlando
                              Universal Theme Park. Thereafter, the above
                              "shrinkage" or "expansion" provisions shall
                              continue to apply to all such future Universal
                              Theme Parks described in this subsection (ii). If
                              after opening any subsequent Universal Theme Park
                              MCA does not institute the option payments within
                              2 years, continue the option payments, and open
                              such

                                       15

                              newly designated subsequent Universal Theme Park
                              within 5 years thereafter, its rights shall be
                              permanently "shrunk", and it will have no further
                              right to build any new THE MARVEL UNIVERSE.

                    3.   Any THE MARVEL UNIVERSE constructed hereunder after THE
                         MARVEL UNIVERSE (Orlando) shall be subject to the
                         payment and other relevant terms of this agreement
                         applicable to THE MARVEL UNIVERSE (Orlando), except as
                         to CPI increases as set forth herein.

                    4.   To the extent and in the territories that MCA has
                         exclusive theme park rights, such shall not prohibit
                         (except for the limitations described below) Marvel
                         from itself developing or licensing its planned Retail
                         concept which may include interactive elements as a
                         major or minor element (presently intended to be called
                         "The Marvel Action Universe" and referred to as such
                         herein, but which may also be called "The Marvel
                         Universe" or another name chosen by Marvel). The Marvel
                         Action Universe will consist, inter alia, of the sale
                         of comic books, trading cards, software, licensed or
                         Marvel produced merchandise, the use of electronic
                         games and/or pinballs or other coin operated games, and
                         may include one or more virtual reality and/or
                         simulator ride using

                                       16

                         Marvel characters or other themes. The following
                         restrictions shall apply to The Marvel Action Universe
                         (or elements thereof whether owned or licensed by
                         Marvel).

                         a.   Restrictions as to the geographic location of The
                              Marvel Action Universe in areas where MCA has
                              exclusive rights hereunder.

                                   i.   The Marvel Action Universe will not be
                                        within 60 miles of any Universal Theme
                                        Park with a THE MARVEL UNIVERSE

                                   ii.  Mini-theme parks, recreation centers,
                                        game centers and the like designated
                                        with the Marvel name or the name of any
                                        Marvel characters or any major
                                        entertainment component of a Marvel
                                        Action Universe such as a motion based
                                        film ride shall not be within 60 miles
                                        of any Universal Theme Park with a THE
                                        MARVEL UNIVERSE.

                                   iii. Within the ADI market of the city
                                        containing a Universal Theme Park (even
                                        to the extent such ADI exceeds a 60 mile
                                        radius) there shall not be a Marvel
                                        themed simulator ride.

                                       17

                         b.   Restrictions as to elements of The Marvel Action
                              Universe in areas where MCA has exclusive rights
                              hereunder.

                                   i.   Within 300 miles of any Universal Theme
                                        Park with a THE MARVEL UNIVERSE, no The
                                        Marvel Action Universe shall contain
                                        more than one simulator, nor shall such
                                        simulator hold more than 20 people.
                                        Motion based or virtual reality
                                        attractions which are coin operated and
                                        hold no more than 4 people shall not be
                                        deemed a "simulator" subject to the
                                        above restriction. Any such rides which
                                        are interconnected so as to create a
                                        simultaneous experience among multiple
                                        units exceeding an aggregate of 4 people
                                        shall be deemed simulator rides and the
                                        number of people in such interconnected
                                        rides shall be counted toward the 20
                                        person limit above.

                         c.   Restrictions as to affiliations or marketing of
                              The Marvel Action Universe or elements thereof, in
                              areas where MCA has exclusive rights hereunder.

                                   i.   The Marvel Action Universe will not be
                                        within any theme park, nor marketed in
                                        conjunction with any theme park. For
                                        purposes of these

                                       18

                                        restrictions, an area of 10 acres or
                                        less will not be deemed a theme park. An
                                        area in excess of 10 acres may or may
                                        not be deemed a theme park based on its
                                        overall characteristics.

                                   ii.  No The Marvel Action Universe will be
                                        marketed so as to infer or imply that
                                        such THE MARVEL ACTION UNIVERSE or one
                                        of its components (x) constitutes a
                                        theme park or (y) is a component of a
                                        theme park.

                                   iii. No The Marvel Action Universe shall be
                                        in or marketed in conjunction with any
                                        themed entertainment areas owned,
                                        operated or marketed by Disney,
                                        Time-Warner, Six Flags, Sony, Paramount
                                        or Busch. As used herein, "theme park"
                                        and "themed entertainment areas" shall
                                        not include, inter alia, facilities or
                                        complexes where at least 70% of the
                                        revenues generated on the premises are
                                        derived from retail sales or whose
                                        primary source of revenue is lodging
                                        (which may include food, beverage and
                                        gaming revenues).

                         d.   Pre-Existing Conditions in areas where MCA has
                              exclusive rights hereunder.

                                       19

                              The restrictions set forth in subparagraphs a and
                              b above shall not apply to any The Marvel Action
                              Universe or elements thereof which already
                              "Exists" on the "Trigger Date" (both defined
                              below) and would be thereafter impacted by
                              subparagraphs a and b above due to the creation of
                              a new THE MARVEL UNIVERSE in a Universal Theme
                              Park. However, no such Marvel Action Universe
                              shall be materially enhanced in relation to any
                              otherwise prohibited element (except as to matters
                              of governmental compliance and general
                              refurbishment and updating) after the opening of
                              such new THE MARVEL UNIVERSE in a Universal Theme
                              Park. For purposes of this subsection the
                              following definitions shall apply:

                                        (x)  A Marvel Action Universe (or
                                             otherwise prohibited element) shall
                                             be deemed to "Exist" if it is (a)
                                             open for business or (b) a lease
                                             has been executed or a contract for
                                             purchase of land has been executed
                                             (in either case for a site for a
                                             The Marvel Action Universe) and
                                             Marvel is diligently proceeding to
                                             develop and open such The Marvel
                                             Action Universe.

                                       20

                                        (y)  The "Trigger Date" for any THE
                                             MARVEL UNIVERSE is the date hereof
                                             as to Orlando

                                       21

                                             and,as to any subsequent THE MARVEL
                                             UNIVERSE in a Universal Theme Park,
                                             the later of the date on which (i)
                                             THE MARVEL UNIVERSE at the
                                             Universal Theme Park (Orlando)
                                             opens for business or (ii) MCA has
                                             announced development and paid the
                                             $*** (as adjusted by CPI) option
                                             fee relating to such new THE MARVEL
                                             UNIVERSE as set forth in Section
                                             IV(B)(1)(a)(2).

                              If Marvel is actively operating and/or developing
                              The Marvel Action Universes in the 60 mile radius
                              or ADI of any such newly announced THE MARVEL
                              UNIVERSE at a Universal Theme Park, at the time of
                              such announcement by MCA, Marvel may request MCA
                              to consider, in good faith, modifying those terms
                              of this subsection which limit Marvel's
                              enhancement and/or development of The Marvel
                              Action Universes in such 60 mile area or ADI,
                              although MCA shall be under no obligation to
                              change the restrictions herein.

V. OTHER ASPECTS OF RELATIONSHIP

     As to each THE MARVEL UNIVERSE at a Universal Theme Park (subject to CPI adjustments as set forth herein), the following shall apply:

                                       22

     A.   Annual Fee

          Upon the opening of THE SECOND GATE, and on an annual basis thereafter, MCA will pay a fee of $***.

     B.   Merchandise Opportunities/Specialty Stores

          Throughout THE SECOND GATE, stores will carry a wide range of Marvel produced or licensed products and artwork, Marvel comic books, Fleer trading cards (or cards of such other licensee as may be designated by
          Marvel), and toys (primarily action figures) manufactured by Toy Biz,
          Inc. (or such other Marvel licensee as may be designated by Marvel).
          Additionally, within or adjacent to THE MARVEL UNIVERSE there would be significant retail space dedicated to Marvel publications, software, products, and cards produced or licensed by Marvel. It is anticipated that this exposure to a highly motivated public who have experienced
          THE MARVEL UNIVERSE, combined with the underlying popularity of the
          Marvel properties, will result in a level of sale of Marvel manufactured and licensed products, such as would make THE SECOND GATE an extremely lucrative outlet for its properties.

          Within THE SECOND GATE, a minimum of 10,000 square feet of retail space will be devoted to items licensed or manufactured by Marvel or its related companies

                                       23

          including a minimum of 5,000 square feet of retail space in stores themed around MARVEL properties and devoted virtually exclusively
          (allowing for minor exceptions such as film, etc., but not competing characters) to the sale of MARVEL items.

          MCA will give serious consideration to placing such Marvel-oriented stores at or adjacent to the exit of the major attractions within THE
          MARVEL UNIVERSE, consistent with its reasonable judgment as to traffic flow, planning considerations and customer acceptance.

          The various Marvel properties and merchandise will also be used throughout the destination resort including within the hotels (if operated by MCA or an MCA Corporately Related Company; or if operated by a third party MCA will encourage such use), and Marvel theming and merchandise will be featured in any airport stores operated by MCA in
          Los Angeles or Orlando. Uses of Marvel theming in MCA operated stores other than within the resort property or within the aforesaid MCA operated airport stores will require specific Marvel approval.

          The merchandise within such retail facilities will either be (i)
          purchased from Marvel's licensees; (ii) purchased directly from Marvel or its designated distributors; or

                                       24

          (iii) manufactured by or to MCA's specifications as a direct licensee of Marvel.

               a.   Sale of food or beverage, at non-premium prices, from Marvel themed facilities will not be subject to royalties, unless the items sold carry Marvel logos or proprietary elements.
                    In the event such item(s) carry Marvel logos or proprietary elements, Marvel shall receive a license fee of *** percent on the wholesale price of such item (i.e. combined food and packaging).

               b.   Food or beverage items sold at a premium price, either from
                    Marvel themed facilities or which carry Marvel logos or
                    proprietary elements, shall bear a licensee fee to Marvel
                    equal to the greater of (x) *** percent on the wholesale
                    price or (y) *** percent of the retail price of such item
                    (i.e. combined food and packaging).

     C.   Merchandise Royalty Guarantee

          MCA will pay an annual guaranteed merchandise advance of $*** which will be applied against merchandise royalties from any of its retail outlets calculated at a

                                       25

          rate of ***% of wholesale cost. After the annual guaranteed advance is fully earned, the royalty on additional sales will decrease to ***%
          and will be paid quarterly. Such royalty will be applied to the wholesale cost of merchandise manufactured for and purchased by MCA as a direct licensee of Marvel, and to the cost of items purchased from
          Marvel's licensees. (While Marvel will not require its licensees to sell items to MCA without a royalty built into the price, Marvel will not in any way prohibit or restrict MCA from being a direct licensee of Marvel or a Marvel Related Company for the purpose of producing products to be sold by MCA at Universal Theme Parks, surrounding complexes and certain airport stores as provided herein, including by means of exclusive licenses granted to parties other than Marvel
          Related Companies). In the event Marvel is unable to give MCA a direct license because of a conflicting license, MCA shall receive a credit for the license fees payable to Marvel by MCA hereunder, and Marvel agrees that the royalty rate paid by its Licensee in connection with each item as to which Marvel cannot grant a license to MCA will be set consistent with Marvel's normal business practices.

          1.   Marvel will have reasonable audit and review rights to assure that proper payments are made and that the cost attributed to merchandise manufactured for

                                       26

               MCA's order is being fairly stated and, inter alia, is not being
               "adjusted" so as to reduce the royalties due Marvel in favor of other merchandise not covered by this agreement.

          2.   The parties will develop reasonable audit rights and procedures which will be consistent with industry standards. MCA will reimburse Marvel for the reasonable cost of any audit resulting in Marvel being due additional sums exceeding ***% of the sums paid by MCA.

          3.   Marvel will have reasonable approval of all licensed merchandise, artwork, merchandise packaging, logos, and the like utilizing the
               Marvel properties, which approval will be granted or withheld in a timely and reasonable manner and will not be used in a way which would frustrate the intent of this Agreement.

          4.   Where items of merchandise feature both the Marvel properties and other characters or elements proprietary to third parties (such as posters, T-shirts, coffee mugs and the like portraying the wide range of characters present in THE SECOND GATE) a procedure to arrive at a reasonable allocation of the royalty will be worked out.

                                       27

     D.   Product Purchase Guarantee

          In addition to the Royalty Guarantee set forth in C above, if MCA's wholesale cost of the comic books, art work, trading cards, toys, videos, games, and related items purchased from Marvel (or a Marvel
          Related Company) or their distributor (as to such Marvel produced items) do not exceed at least $*** in a given year, MCA will promptly pay to Marvel any such short fall, or purchase items covering such short fall. Such items purchased by MCA from Marvel or a Marvel
          Related Company (whether directly or through a distributor) shall not be subject to a Marvel royalty, and any royalty built into the wholesale cost shall be deducted. In the event that the product line produced by Marvel and Marvel Related Companies is substantially reduced after the date hereof, limiting the product available to MCA for sale at Universal Theme Parks, the parties shall negotiate in
          "good faith" an adjustment to the above $*** guarantee.

     E.   Comic Book Advertising

          MCA intends to advertise THE SECOND GATE (in a manner that features the Marvel properties) on the back page of various Marvel Comics.
          Marvel will work with MCA toward this end and provide information concerning

                                       28

          demographically appropriate magazines and their availability. Such advertising buys will be at the best rates available from Marvel to unrelated third parties for such publications for purchases of comparable volume. Subject to the availability of the specific publications MCA reasonably believes appropriate for its needs, MCA will expend at least the following amounts on advertisements appearing on Marvel comics:

          1.   During the initial two years of operations (plus the pre-opening period) - $***.

          2.   Per year thereafter - $***.

     F.   Marvel Compensation Alternative

          MCA agrees that if, as to any Universal Theme Park containing a THE
          MARVEL UNIVERSE, MCA utilizes "characters" not owned by MCA or an MCA
          Related Company and the financial arrangement between MCA and the owner or licensor of such "characters" (the "third party") involves the "payment by MCA of sums based on revenues of the Theme Park or a significant portion thereof" (defined below), MCA shall offer to
          Marvel, the opportunity at Marvel's option to elect to be compensated for the use of the Marvel license granted herein as it relates to such specific THE MARVEL UNIVERSE, on the same basis as such

                                       29

          "third party". If Marvel so elects then MCA shall receive credit for payments previously made to Marvel to the extent comparable or similar payments were not part of such "third party" deal. In the event such
          "third party" is required by MCA to invest in the Universal Theme Park where its characters are being utilized, Marvel shall have a comparable obligation if Marvel exercises the option to be compensated based on the Compensation Alternative set forth in this paragraph F.

          The "payment by MCA of sums based on revenues of the Theme Park or a significant portion thereof" is intended to encompass "royalty"
          arrangements or similar arrangements which compensate the "third party" based on net revenues, gross revenues, attendance, or any other standard measuring the economic performance of a particular Universal
          Theme Park or a significant portion thereof.

VI. MISCELLANEOUS LEGAL

     A.   All sums to be paid or expended by MCA hereunder pursuant to Sections
          I(B), II(B), IV(B)(1)(a)(2), IV(B)(2), V(A), V(C), V(D) and V(E) shall be increased for each year after 1998 using the U.S. national CPI as of December 31, 1998 as the base.

                                       30

     B.   Marvel will reasonably cooperate in making information, artwork, archive material, key personnel, etc. available to MCA in order that
          MCA can creatively develop THE MARVEL UNIVERSE and exploit its rights hereunder. MCA will reimburse Marvel for its reasonable costs in this regard, including time of non-executive personnel and their reasonable travel expense.

     C.   Whenever Marvel has "reasonable" rights for rejection of approval hereunder, the basic criteria to be used by Marvel may include inconsistency with (i) basic story line, (ii) the powers, (iii) basic personality traits, (iv) physical appearance (including clothing or costume), and/or (v) living habitat or environment relating to such character as portrayed in Marvel's exploitation of such character in comic books or other products for the particular time period being depicted by MCA.

     D.   MCA shall take appropriate action, as directed by Marvel to protect all copyrights and trademarks in connection with the uses granted hereunder, including in-park uses, merchandise and packaging.

     E.   Marvel represents and warrants that it is the proper party to grant the rights contained in this Agreement and that such grant is effective and binding.

                                       31

     F.   MCA agrees to defend, indemnify and hold harmless Marvel against any claims arising out of MCA's exploitation of the rights granted hereunder (including, without limitation, the operation of a Universal
          Theme Park) or use of the Marvel properties (except for those related to breaches in Marvel's warranties); and Marvel agrees to defend, indemnify and hold harmless MCA against any claim arising from
          Marvel's breach of its representations and warranties contained herein. Any indemnification obligation hereunder shall apply to the party specified, its parent or subsidiary companies, affiliates, officers, directors, shareholders, agents and employees (and, in the case of MCA, the actual MCA Corporately Related Company exploiting the rights granted hereunder), and shall cover any and all loss, liability, claims, damage and expense, including reasonable attorney's fees of the protected party hereunder.

     G.   Either party may terminate this agreement upon a material breach of the other party, subject to written notice and a reasonable opportunity to cure.

     H.   As used herein, an MCA "Corporately Related Company" shall mean any entity in which MCA has a majority interest in the voting equity
          (directly or indirectly) which operates or manages a particular
          Universal Theme

                                       32

          Park in which THE MARVEL UNIVERSE is or will be located.

     I.   As used herein, a "Marvel Related Company" shall mean any entity that is owned in whole by Marvel or (i) in which Marvel (or a company in
          (iii), (iv) or (v) below) has at least a 25% equity interest, (ii)
          Marvel (or a company in (iii), (iv) or (v) below) has a significant board representation, (iii) is a parent of Marvel, (iv) is controlled by an entity which (directly or indirectly) controls Marvel, or (v) is an "affiliate" of Marvel as defined in the 1933 Securities Act.

     J.   In the event any dispute, claim or difference arises out of this
          Agreement as to the rights and liabilities of the parties hereunder, the breach or invalidity of any covenants hereunder or in connection with the construction of this Agreement (each such event, a
          "Dispute"), the parties shall settle the Dispute by binding arbitration. Except as otherwise specifically provided in this Section
          J, the arbitration shall be conducted in accordance with the
          Commercial Arbitration Rules of the American Arbitration Association
          in effect as of the date of commencement of the arbitration. The arbitration shall be held in New York, New York, unless the parties mutually agree to have the arbitration held elsewhere. The arbitration panel shall have the

                                       33

          authority to order travel, as part of a proceeding, to the site of any
          Universal Theme Park or other physical location, the viewing of which the panel believes is useful in determining facts relevant to resolution of the dispute. Judgment upon the award made in any arbitration proceeding hereunder may be entered by any court having jurisdiction thereof; provided, however, that nothing contained in this paragraph shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction in the
          United States for injunctive or other provisional relief to compel another party hereto to comply with its obligations under this
          Agreement during the pendency of the arbitration proceedings.

          A party may commence arbitration by giving written notice to the other party, which shall include the contention of the party requesting arbitration, the factual circumstances giving rise to the dispute, the provisions of the Agreement which are alleged to have been breached or violated and the name and address of the arbitrator the party has appointed from a list of arbitrators who have been pre-approved by the parties. The parties shall in good faith appoint arbitrators to the list with experience in the entertainment business and intellectual property rights. Within ten (10) days following receipt of such notice, the other party shall appoint a second

                                       34

          arbitrator from the same list and provide the name and address to the other party. In the event both parties appoint the same arbitrator, he shall be the only arbitrator to decide the Dispute. In the event each party appoints a different arbitrator, the parties shall appoint a third arbitrator from the list. If within five (5) days the parties cannot agree upon a third arbitrator, they shall so notify the two appointed arbitrators within 24 hours. Within ten (10) days of appointment of the second arbitrator, the two arbitrators appointed shall choose a third arbitrator from the list and shall notify the parties as to their choice. The arbitrators shall be empowered to grant such injunctive relief as they deem appropriate. In the event a party believes that expedited arbitration proceedings are necessary, such party may request an expedited arbitration proceeding. In such event, the arbitrators shall have the power to order all discovery to proceed on an expedited basis, the arbitration shall proceed on an expedited basis and the arbitrators shall render their decision within five (5) business days after concluding all evidentiary proceedings.
          Either party may request the arbitration panel to assess the costs of the arbitration and/or the prevailing party's legal fees against the party which loses the arbitration. The arbitrators shall exercise their discretion in deciding if, upon receiving such request and rendering their

                                       35

          decision, one party properly should be assessed the costs of the arbitration and/or the legal fees incurred by the prevailing party.

     K.   This Agreement shall be governed by the laws of the State of New York.

     L.   Although the parties may ultimately enter into a more formal agreement containing the above terms, until such occurs, the terms of this
          Agreement shall be binding on the parties.

                        [NEXT PAGE IS THE SIGNATURE PAGE]

                                       36

MCA Inc.                                  Marvel Entertainment Group

By: /s/ Ron Bension                       By:  /s/ William Bevins
    ---------------------------------          ---------------------------------
    Ron Bension                                William Bevins
    Chairman                                   Chief Executive Officer

MCA Recreation Services

This agreement dated       March 22, 1994            .
                     --------------------------------

                                       37

FIRST AMENDMENT TO AGREEMENT BETWEEN MCA INC. ("MCA") AND MARVEL CHARACTERS,
INC. ("MARVEL") dated this 29th day of September, 1995.

     THE BACKGROUND OF THIS AGREEMENT IS AS FOLLOWS:

     A. As of March 22, 1994 MCA and Marvel Entertainment Group, Inc. ("MEG")
entered into an agreement pursuant to which Marvel granted specified rights to
MCA for use of Marvel's Characters in MCA theme parks (the "Agreement").

     B. As of September, 1995, MEG assigned all of its right, title and interest in and to Marvel's characters, including its interest in the Agreement, to
Marvel.

     C. The parties have agreed to amend the Agreement as set forth herein.

     Now therefore, for good and valuable consideration paid by each to the other, the parties hereto agree as follows:

     1. MCA hereby guarantees to Marvel the payment of the annual license fee described in Section V(A) for a period of ten (10) years beginning January 1,
1999. Such sums shall be paid to Marvel as and when due under Section V(A) of the Agreement.

     2. MCA hereby guarantees to Marvel that the $*** annual merchandise minimum royalty described in Section V(C) of the Agreement will be paid for a minimum of
10 years beginning at the earlier of (i) the date that the second gate is open or (ii) July 1, 2000. On or before December 31, 1995 MCA shall pay to Marvel the sum of $*** in payment of the guaranteed payments described in this paragraph 2.
No CPI increase shall be applicable to the base royalty payment of $*** per year during the first 10 years of such payments, but starting with the 11th year the base of $*** shall be adjusted using the CPI for December 31, 1998 as the base, so that the minimum for the 11th year shall be $*** multiplied by a fraction of the numerator of which is the CPI in effect for the immediately preceding year and the denominator shall be the 1998 CPI. Each year during the first 10 years when payments are due under Section V(C) of the Agreement, MCA will pay excess royalties, if any, due to Marvel based on a $*** base.

     3. All defined terms used herein shall have the meaning ascribed to them in the Agreement unless otherwise noted herein. Except as set forth above, the
Agreement shall remain in full force and effect unmodified except by the terms of this First Amendment.

     4. This document may be signed in counterparts.

In witness whereof the parties have executed this First Amendment to Agreement, as of the day and year first above written.

MCA, INC.

BY:  /s/ Ronald Bension
     -----------------------------------

MARVEL CHARACTERS, INC.

BY:  /s/
     ------------------------------------

Marvel Entertainment Group, Inc. hereby joins in this First Amendment to
Agreement for the purpose of acknowledging the assignment of its rights under the Agreement to Marvel Characters, Inc.; and Marvel Entertainment Group, Inc.
hereby authorizes and directs MCA, Inc. to make all payments due hereunder, as well as future payments due under the Agreement, to Marvel Characters, Inc.

MARVEL ENTERTAINMENT GROUP, INC.

BY:  /s/ Paul E. Shapiro
     ------------------------------------
     Executive Vice-President

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